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                                                                   EXHIBIT 23.01


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-07625, 333-30831, 333-41523 and 333-46591) pertaining to the
1995 Equity Incentive Plan, 1996 Equity Incentive Plan, 1996 Directors Stock Option Plan and 1996 Employee Stock Purchase Plan of Excite, Inc., and options to purchase common stock of Netbot, Inc. and options to purchase common stock of MatchLogic, Inc. of our report dated January 22, 1998, with respect to the consolidated financial statements of Excite, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1997.


                                        /s/ Ernst & Young LLP

                                        ERNST & YOUNG LLP

Palo Alto, California
March 27, 1998